GWLA SECUREFOUNDATIONSM TRUST
TRUST AGREEMENT

This Trust Agreement is entered into by and between Great-West Life & Annuity Insurance Company ("Settlor" and "Insurer"), and Orchard Trust Company, LLC ("Trustee").

RECITALS

WHEREAS, the Settlor wishes to make available certain guaranteed lifetime withdrawal benefit coverages for the benefit of persons who are eligible members of certain groups and qualify for such coverages; and

WHEREAS, Settlor wishes such persons to have the benefit of (a) certain coverages that may only be made available on a group basis, or (b) obtaining certain coverages on a group basis; and

WHEREAS, Settlor wishes the trust to be utilized in conjunction with one or more Individual Retirement Account(s) (“IRA”);

WHEREAS, Settlor wishes to establish and maintain a trust such that the Trustee will act as group contractholder for such coverages; and

WHEREAS, Orchard Trust Company, LLC has agreed to act as trustee for such a trust in accordance with the Agreement;

NOW, THEREFORE, in consideration mutual promises of the parties and the declaration of trust, the parties agree as follows:

ARTICLE ONE –DEFINITIONS

1.1	"Beneficiary" is any person or entity validly designated under the Contracts to receive benefits thereunder or determined by a court of competent jurisdiction to receive such benefits.

1.2	"Contracts" are the group contracts for which the Trustee is to act as group contractholder.

1.3	"Insurer" and "Settlor" is Great-West Life & Annuity Insurance Company or its successor(s).

1.4
"Participant" is any person who, at the time such person's interest first takes effect, is all or does all of the following: (a) meets the eligibility requirements for a specific Contract; (b) is found acceptable by the Insurer under its underwriting rules, if any, for such Contract; (c) owns or establishes an IRA for which a certificate issued pursuant to the Contract is a permissible holding; and (d) takes all necessary steps to effectuate coverage. Once such interest takes effect, the transferee of any interest, if allowed under the group contract, has the same rights and privileges as the Participant at the time such interest took effect. Participants in the Contracts are not parties to this Agreement.

1.5	"Trust" is the GWLA SecureFoundation Trust.

1.6	"Trust Fund" is all Contracts, money and other property held by the Trustee of the Trust.

1.7	"Trustee" is Orchard Trust Company, LLC or its successor(s).

ARTICLE TWO - TRUST

2.1.	The Settlor hereby creates the GWLA SecureFoundation Trust. The Trustee may enter into contracts, hold property and in all matters act on behalf of the Trust and its Participants.

2.2.	The Settlor hereby appoints Orchard Trust Company, LLC as Trustee of this Trust and Orchard Trust Company, LLC hereby accepts such appointment.

2.3.
This Trust is established to allow the Trustee to hold Contracts that make available certain guaranteed lifetime withdrawal benefit coverages to eligible persons or entities. This Trust will be utilized in conjunction with one or more IRA(s).

2.4.	The situs of the Trust is Colorado.

2.5.
No Participant, Beneficiary, or assignee or transferee of any rights of any Participant or Beneficiary shall have any rights or claims to benefits under this Trust except as provided under the Contracts held by the Trustee pursuant to this Agreement.

2.6.
So long as this Trust Agreement remains in effect, the Trust (or the Trustee acting on behalf of the Trust) shall not undertake any business, activities or transaction except as expressly provided herein or contemplated hereby.

ARTICLE THREE - TRUST FUND

3.1.
The Trust Fund is expected to consist of Contracts. The terms of such Contracts and the rules of eligibility in relation to such Contracts are determined by the Insurer. Amendment or termination of such Contracts or any rights under such Contracts is subject to such Contracts' terms and all applicable law and regulation.

3.2.
Contracts which allow for termination will end according to their terms. Contracts which do not provide for termination will end when the Insurer has satisfied all obligations incurred under the Contracts. Once terminated, Contracts will no longer be part of the Trust Fund.

ARTICLE FOUR - POWERS AND DUTIES OF THE TRUSTEE

4.1
From time to time the Trustee will apply to the Insurer for certain Contracts. The Trustee will hold title to all Contracts issued pursuant to such applications, as well as any amendment to such contracts.

4.2
The Trustee shall agree on behalf of the Trust and its Participants to any amendments to the Contracts proposed by the Insurer in order to maintain the status of the Contracts and status of Participants and Beneficiaries in relation to such Contracts as required under Federal or state law, regulation or judicial interpretation. Should any such amendment be agreed to, the Trustee shall, if required by the Insurer, present the affected Contract or Contracts to the Insurer for amendment.  The Insurer shall be responsible for delivering any such Contract amendments to the Participant.

4.3
The Trustee shall not assume any responsibility or liability for payment, forwarding, remittance or collection of premiums, charges or fees for the Contract. Premiums, charges or fees shall be collected by the Insurer or its appointed agent(s). Any monies relating to the Contracts that might be forwarded to the Trustee or its agent or representative shall be promptly turned over to the Insurer.

4.4
The Trustee shall not assume any responsibility or liability for solicitation of interests in any Contracts, enrollment of Participants, issuance, administration or termination of any certificates representing participation in Contracts, investment of assets to support such Contracts, valuation of assets to support such contracts, or any other operations involved in providing the coverages afforded under the Contracts to Participants. Any correspondence received by the Trustee relating to the operation of the Contracts or the certificates issued in relation to such Contracts shall be forwarded promptly to the Insurer.

4.5
The Insurer shall be solely responsible for handling all claims made in relation to the Contracts. The Trustee shall not assume any responsibility or liability for payment or denial of any claim or benefit. Any correspondence received by the Trustee regarding any claim or request for payment of a benefit, or any correspondence relation thereto, shall be forwarded promptly to the Insurer.

4.6
The  Settlor or the Trustee (each referred to herein as “employing party”) from time to time may employ suitable agents, who may be affiliated with an employing party, including, without limitation, employee benefit plan consultants and administrators, custodians, depositories, and accountants as may be reasonably necessary in the performance of the employing party’s responsibilities under this Agreement.  Notwithstanding the employment of any such agent, the agent shall not be considered a fiduciary of the Trust Fund solely by reason of the performance of its functions as agent of the employing party, and the employing party shall continue to be responsible ultimately for the proper performance of any fiduciary or other responsibility imposed on it under this Agreement.

4.7
It is the intent of this Agreement that the Trustee shall have no authority, power, duty or responsibility except as expressly set forth in the Agreement which includes, but is not limited to, no authority to file any reports or returns which may be required as a result of the creation of this Trust except as required by law.

4.8	Should the Trustee be removed or resign, the Trustee shall promptly transfer the Trust Fund to any successor Trustee upon instruction of the Settlor.

4.9
The Trustee agrees to indemnify the Settlor from and against any and all expenses, costs, reasonable attorney's fees, settlements, fines, judgments, damages, penalties or court awards ("Damages") actually incurred which are the direct result of any breach of this Agreement by the Trustee, or any failure by the Trustee to perform its obligations under this Agreement in a manner consistent with generally accepted industry standards.

The Settlor agrees to indemnify the Trustee from and against any and Damages actually incurred which are the direct result of any breach of the Agreement by the Settlor, or any failure by the Settlor to perform its obligations under this Agreement in a manner consistent with generally accepted industry standards.

Notwithstanding anything to the contrary herein, the Trustee shall not be liable to the Settlor for any Damages relating to or resulting from: 1) any breach of this Agreement by the Settlor; 2) any direction of the Settlor or any authorized agent thereof; or 3) any direction of any third party retained by the Settlor to provide services relating to the Plan, including but not limited to an investment advisor, or any authorized agent thereof.

In no event will the Trustee be liable for indirect, special, consequential, or punitive damages arising from its obligations under this Agreement, whether or not foreseeable.  The parties agree that this section represents a reasonable allocation of risk and will survive the termination of this Agreement.  The Settlor agrees to be bound by any other limitations on warranties, indemnification and liability that are set forth the Agreement and all attachments hereto.

ARTICLE FIVE - SETTLOR'S RIGHTS AND DUTIES

5.1
The Settlor may remove the Trustee at any time. Such removal will take effect not less than sixty (60) days after the delivery of written notice to the Trustee unless otherwise waived in writing by the Trustee.

5.2	Should the Trustee be removed or resign, the Settlor shall promptly appoint a successor Trustee.

ARTICLE SIX - TRUSTEE'S RIGHTS

6.1
The Trustee shall not be liable for any action or failure to act taken in good faith or upon the instruction of the Settlor, Participant or Beneficiary. The Trustee shall be entitled to rely upon the information provided to it by the Settlor. No bond or other security for the faithful performance of its duties under this Agreement shall be required of the Trustee.

6.2	The Trustee shall not be liable for any action or failure to act by the Insurer in relation to the Contracts.

6.3	Trustee shall have no right to claim a lien on any Trust property whether before or after termination of the Trust as a result of any amount due from Settlor under the terms of this Agreement.

6.4
The Trustee shall be paid a one-time, initial $2,500 acceptance fee and a $2,500 Annual Administration fee by the Settlor. The Trustee shall be reimbursed for any proper disbursements or expenses relating to the Trust by the Settlor. No commissions or concessions shall be paid to the Trustee relating to the premiums, charges or fees collected on the Contracts or the assets supporting the Insurer's liabilities under the Contracts.

6.5
The Trustee may resign at any time. Such resignation will take effect no less than sixty (60) days after delivery of written notice to the Settlor or such shorter period as agreed in writing by the Settlor.

6.6	As of the effective date of its resignation or removal, the Trustee shall transfer the Trust Fund as then constituted to the successor Trustee.

Upon completion of the transfer of the Trust Fund to the successor Trustee, the resigning or removed Trustee shall be discharged from all further liability and accountability for all matters relating to the Trust Fund.

If any property of the Trust Fund is not deemed suitable for transfer, the Employer shall direct the successor Trustee to appoint the resigning or removed Trustee as custodian to retain possession of such property on behalf of the successor Trustee until such time as the transfer may be made.

ARTICLE SEVEN - MISCELLANEOUS

7.1
Should any provision of this Agreement be held to be invalid or illegal, the remaining portions of the Agreement will continue in effect and full force unless the objectives of the agreement can no longer be accomplished.

7.2	It is the intention of the parties that this Trust continue in effect indefinitely. The Trust and this Agreement will terminate automatically when all Contracts in the Trust Fund terminate.

7.3
The Settlor reserves the right to amend or revoke this Agreement. Any such amendment will be delivered to the Trustee for acknowledgment. The prior written consent of the Trustee, which may not be unreasonably withheld, is required for any amendment or revocation which in the opinion of the Trustee may affect the Trustee's rights and duties.

7.4
Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to Great-West Life & Annuity Insurance Company:
8515 East Orchard Road
Greenwood Village, Colorado 80111
Attn: Beverly A. Byrne

If to Trustee:
Orchard Trust Company
8515 E. Orchard Road
Greenwood Village, Colorado 80111
Attn:  Laura G. Miller

7.5
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.  Any litigation under this agreement shall be resolved in the trial courts of Arapahoe County, State of Colorado and the Parties hereto waive right to trial by jury.

7.6	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

7.7
No delay, failure or waiver of any Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy.

7.8
This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. Except as specifically set forth in this Agreement, the Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party, against any of the Parties hereto.

7.9	This Agreement constitutes the entire agreement between the Parties hereto and may not be modified except in a written instrument executed by both of the Parties hereto.

7.10
In the event any Party is unable to perform its obligations or duties hereunder, except for the payment obligations, because of acts of God, strikes, riots, acts of war or terrorism, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control and without negligence on its part, such Party shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other Party (whether or not a Party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes, as long as reasonable means are taken to expeditiously remedy the problem causing such non-performance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective upon execution.

	GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY		ORCHARD TRUST COMPANY, LLC

By:		By:
	Name		Name
	Title		Title
	Date:		Date

By:		By:
	Name		Name
	Title		Title
	Date:		Date